FOURTH AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

between

NORTHERN LIGHTS FUND TRUST III

and

BOYD WATTERSON ASSET MANAGEMENT, LLC

THIS FOURTH AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “Fourth Amendment”) is made and entered into as of November 1, 2023, between Northern Lights Fund Trust III, a Delaware statutory trust, and Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the “Adviser”) located at 1301 East 9th Street, Suite 2900, Cleveland, OH 44114.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and the Adviser dated as of May 24, 2016 (the “Agreement”);

WHEREAS, the Advisor has subsequently agreed to amend the annual operating expense limit as a percentage of net assets of the Boyd Watterson Limited Duration Enhanced Income Fund Class I2 shares;

NOW, THEREFORE, the parties hereto agree as follows:

Effective November 1, 2023, Appendix A of the Agreement is hereby supplemented with the following:

Fund	Operating Expense Limit
Boyd Watterson Limited Duration Enhanced Income Fund
Class I2	0.41%

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Brian Curley

Name: Brian Curley

Title: President

BOYD WATTERSON ASSET MANAGEMENT, LLC

By: /s/ Patricia Jamieson

Name: Patricia Jamieson

Title: Chief Financial Officer